AVIS BUDGET GROUP REPORTS FOURTH QUARTER AND RECORD FULL-YEAR 2015 RESULTS

•	Revenue increased 1% in the fourth quarter to $1.9 billion and grew 5% in constant currency.

•	Adjusted EBITDA declined 1% to $128 million and grew 5% in constant currency.

•	Adjusted diluted earnings per share were $0.18, and GAAP diluted loss per share was $0.06.

•	Full-year adjusted diluted earnings per share increased 7% to $3.17, and GAAP diluted earnings per share were $2.98.

•	Company repurchased $394 million of outstanding shares in 2015.

PARSIPPANY, N.J., February 23, 2016 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its fourth quarter and year ended December 31, 2015. For the quarter, the Company reported revenue of $1.9 billion and Adjusted EBITDA of $128 million. The Company reported adjusted net income of $18 million, or $0.18 per share. The Company’s GAAP net loss was $5 million, or $0.06 per share.

For the year, the Company reported revenue of $8.5 billion, an increase of 5% compared with 2014 in constant currency. Adjusted EBITDA increased 3% to $903 million, the highest total in the Company’s history, and grew 9% in constant currency. Adjusted net income was $333 million, or $3.17 per diluted share, representing a 7% year-over-year increase. The Company reported GAAP net income of $313 million, or $2.98 per share.

“We had record results in 2015, successfully overcoming substantial exchange-rate headwinds and softer-than-expected growth in commercial demand. We also returned nearly $400 million of cash to stockholders this year in the form of share repurchases, reflecting the confidence we have in our long-term growth prospects,” said Larry De Shon, Avis Budget Group Chief Executive Officer. “Our 2016 earnings outlook reflects incremental investments we are making in our business to enhance the customer experience we offer and expand our long-term margins.”

Executive Summary
Revenue increased 1% in fourth quarter 2015 and grew 5% in constant currency, primarily due to an 8% increase in rental days (5% excluding the acquisition of Maggiore). Fourth quarter Adjusted EBITDA declined 1% to $128 million and increased 5% in constant currency. Results benefited from increased rental volumes, lower per-unit fleet costs and aggressive cost controls, partially offset by reduced pricing and a $7 million negative impact from currency movements.

Full-year revenue was $8.5 billion and grew 5% in constant currency. The increase was driven by 7% growth in rental days, offset by an approximately $444 million (5%) negative impact from movements in currency exchange rates. Full-year Adjusted EBITDA was $903 million, a 3% increase compared to 2014, primarily due to higher rental volumes and lower per-unit fleet costs offset by a $49 million negative impact from currency movements. In 2015, the Company’s adjusted diluted earnings per share increased 7% year-over-year, despite unfavorable movements in currency exchange rates, and the Company generated free cash flow of $525 million.

Business Segment Discussion
The following discussion of fourth quarter operating results focuses on revenue and Adjusted EBITDA for each of our segments. Revenue and Adjusted EBITDA are expressed in millions.

Americas

	2015	2014	% change
Revenue	$1,362	$1,347	1%
Adjusted EBITDA	$110	$94	17%

Revenue increased 1% primarily due to a 3% increase in volume and a 3% increase in ancillary revenue per rental day in constant currency. Pricing declined 1% in constant currency and declined 2% on a reported basis. Per-unit fleet costs declined 7% to $295 per month. Adjusted EBITDA increased 17% in the fourth quarter driven by increased rental volumes, lower per-unit fleet costs and higher fleet utilization.

International

	2015	2014	% change
Revenue	$540	$540	0%
Adjusted EBITDA	$32	$53	(40%)

Revenue was unchanged despite a $64 million (12%) negative impact from movements in currency exchange rates compared to the prior year. Rental days increased 21% and pricing declined 6% in constant currency. Excluding the acquisition of Maggiore in April, rental days increased 10%, and total revenue per rental day decreased 3% in constant currency (comprised of a 3% increase in ancillary revenue per day and a 4% decline in pricing). Per-unit fleet costs declined 18%, to $227 per month, and declined 7% in constant currency. Adjusted EBITDA decreased $21 million, or $15 million in constant currency, due to higher insurance costs, increased commission expense and timing differences which benefited third quarter comparisons.

Other Items

Share Repurchases - The Company repurchased approximately 2.9 million shares of its common stock at a cost of $117 million in the fourth quarter. For the full year, the Company repurchased a total of 8.8 million shares at a cost of approximately $394 million. In January, the Board of Directors increased the Company’s share repurchase authorization by an additional $300 million.

CEO Succession - On January 1, 2016, Mr. De Shon became the Company’s Chief Executive Officer, succeeding Ronald Nelson, who is continuing to serve as the Company’s chairman.

Annual Stockholders Meeting - We have scheduled our 2016 Annual Meeting of Stockholders for May 25, 2016 in Wilmington, Del. Stockholders of record as of the close of business on March 28, 2016 will be entitled to vote at the annual meeting.

Outlook
The Company today issued its estimates of its full-year 2016 results. The Company expects:

•
Full-year 2016 revenue will increase 2% to 4% to $8.7 to $8.85 billion. Movements in currency exchange rates are currently expected to negatively impact revenue growth by approximately $140 million. In the Company’s Americas segment, rental days are expected to increase 2% to 4%, and pricing is expected to be largely unchanged in constant currency. In the Company’s International segment, revenue is expected to increase 7% to 10% in constant currency.

•
Total Company per-unit fleet costs are expected to be $280 to $290 per month in 2016, compared to $277 in 2015. In the Company’s Americas segment, per-unit fleet costs are expected to be $305 to $313 per month in 2016, an increase of 3% to 5% compared to $297 in 2015. In the Company’s International segment, per-unit fleet costs are expected to be $225 to $235 per month in 2016, compared to $229 per month in 2015, which represents an increase of 1% to 6% in constant currency.

•
Adjusted EBITDA is expected to be $820 million to $900 million, including an approximately $30 million negative impact from movements in currency exchange rates and more than $50 million of incremental investments in our business.

•	Interest expense related to corporate debt will be approximately $200 million.

•	2016 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to acquisitions) will be approximately $190 million.

•	Adjusted pretax income will be $430 million to $510 million.

•	The Company’s effective tax rate applicable to adjusted pretax income in 2016 will be approximately 39%.

•	The Company’s diluted share count will be 94 million to 97 million, including the effect of repurchasing $300 million of stock in 2016.

Based on these expectations, the Company estimates that its 2016 adjusted diluted earnings per share will be $2.70 to $3.30. Such estimate includes a negative impact from currency exchange rates of approximately 17 cents per share.

Investor Conference Call
Avis Budget Group will host a conference call to discuss fourth quarter results and its outlook on February 24, 2016, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the participant passcode 2995545. Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on February 24 until 8:00 p.m. (ET) on March 9 at (203) 369-1615.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with nearly one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “forecast” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate acquired businesses, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost of new vehicles, manufacturer recalls and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles, which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including changes in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, governmental or regulatory inquiries or investigations involving the Company, changes to our share repurchase plans, risks related to acquisitions, and our ability to accurately estimate our future results and implement our strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2014, its Current Report on Form 8-K filed May 6, 2015 and its Quarterly Report on Form 10-Q for the period ended September 30, 2015 included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes financial measures such as Adjusted EBITDA and free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 of this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, free cash flow, adjusted pretax income, adjusted net income and adjusted diluted earnings per share, are income before income taxes, net cash provided by operating activities, income before income taxes, net income and diluted earnings per share, respectively. Because of the forward-looking nature of the Company’s forecasted non-GAAP measures, specific quantifications of the amounts that would be required to reconcile forecasted income before income taxes, net cash provided by operating activities, net income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Income Statement and Other Items
Net revenues	$1,902	$1,887	1%	$8,502	$8,485	0%
Adjusted EBITDA (non-GAAP)	128	129	(1%)	903	876	3%
Income before income taxes	4	33	(88%)	382	392	(3%)
Net income (loss)	(5)	23	*	313	245	28%
Earnings (loss) per share - Diluted	(0.06)	0.21	*	2.98	2.22	34%

Adjusted Earnings Metrics (non-GAAP) (A)
Adjusted pretax income	37	43	(14%)	546	520	5%
Adjusted net income	18	25	(28%)	333	327	2%
Adjusted earnings per share - Diluted	0.18	0.23	(22%)	3.17	2.96	7%

	As of
	December 31, 2015	December 31, 2014
Balance Sheet Items (B)
Cash and cash equivalents	$452	$624
Vehicles, net	10,658	10,215
Debt under vehicle programs	8,860	8,056
Corporate debt	3,461	3,353
Stockholders’ equity	439	665

	Segment Results
		Three Months Ended December 31,			Year Ended December 31,
		2015	2014	% Change	2015	2014	% Change
	Net Revenues
	Americas	$1,362	$1,347	1%	$6,069	$5,961	2%
	International	540	540	0%	2,433	2,524	(4%)
	Corporate and Other	—	—	*	—	—	*
	Total Company	$1,902	$1,887	1%	$8,502	$8,485	0%

	Adjusted EBITDA (C)
	Americas	$110	$94	17%	$682	$656	4%
	International	32	53	(40%)	277	280	(1%)
	Corporate and Other	(14)	(18)	*	(56)	(60)	*
	Total Company	$128	$129	(1%)	$903	$876	3%

Reconciliation of Adjusted EBITDA to Income before income taxes
	Total Company Adjusted EBITDA	$128	$129		$903	$876
Less:	Non-vehicle related depreciation and amortization	57	48		218	180
	Interest expense related to corporate debt, net:
	Interest expense	48	48		194	209
	Early extinguishment of debt	—	—		23	56
	Transaction-related costs, net	11	(10)		68	13
	Restructuring expense	8	10		18	26
	Income before income taxes	$4	$33	(88%)	$382	$392	(3%)

_______
*	Not meaningful.
(A)
During the three months and year ended December 31, 2015, our adjusted results exclude certain items in our operating results of $33 million and $164 million ($23 million and $118 million, net of tax), respectively, and a $98 million income tax benefit related to the resolution of a prior-year tax matter for the year ended December 31, 2015. For the three months ended December 31, 2015, these items consisted of $14 million ($9 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions, $11 million ($9 million, net of tax) for acquisition- and integration-related expenses and $8 million ($5 million, net of tax) in restructuring expense. For the year ended December 31, 2015, these items consisted of $68 million ($55 million, net of tax) for transaction-related costs driven by a non-cash charge recognized in connection with the acquisition of the Avis and Budget license rights for Norway, Sweden, Denmark and Avis license rights for Poland, costs associated with the acquisition of the remaining 50% equity interest in our Brazilian licensee and other acquisition- and integration-related expenses, $55 million ($36 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions, $23 million ($14 million, net of tax) for early extinguishment of corporate debt and $18 million ($13 million, net of tax) in restructuring expense.
During the three months and year ended December 31, 2014, we recorded certain items in our operating results of $10 million and $128 million ($2 million and $82 million, net of tax), respectively. For the three months ended December 31, 2014, these items consisted of $10 million ($6 million, net of tax) in restructuring expense, $10 million ($7 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions and $(10) million ($(11) million, net of tax) for transaction-related costs driven by a non-cash gain recognized in connection with the acquisition of the Budget license rights for Southern California and Las Vegas, partially offset by other acquisition- and integration-related costs. For the year ended December 31, 2014, these items consisted of $56 million ($34 million, net of tax) for costs related to the early extinguishment of corporate debt, $33 million ($22 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions, $26 million ($17 million, net of tax) in restructuring expense and $13 million ($9 million, net of tax) for transaction-related costs.

(B)
Debt under vehicle programs and corporate debt balances as of December 31, 2014 have been retrospectively adjusted by $60 million and $67 million, respectively, to reflect the impact of a change in accounting principle under which unamortized deferred financing costs are treated as a reduction to debt balances, rather than as an asset.

(C)
See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $14 million in fourth quarter 2015 and 2014, and $56 million and $51 million in the year ended December 31, 2015 and 2014, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues
Vehicle rental	$1,342	$1,334	$6,026	$6,026
Other	560	553	2,476	2,459
Net revenues	1,902	1,887	8,502	8,485

Expenses
Operating	1,005	978	4,284	4,251
Vehicle depreciation and lease charges, net	448	464	1,933	1,996
Selling, general and administrative	250	247	1,093	1,080
Vehicle interest, net	71	69	289	282
Non-vehicle related depreciation and amortization	57	48	218	180
Interest expense related to corporate debt, net:
Interest expense	48	48	194	209
Early extinguishment of debt	—	—	23	56
Transaction-related costs, net	11	(10)	68	13
Restructuring expense	8	10	18	26
Total expenses	1,898	1,854	8,120	8,093

Income before income taxes	4	33	382	392
Provision for income taxes	9	10	69	147
Net income (loss)	$(5)	$23	$313	$245

Earnings (loss) per share
Basic	$(0.06)	$0.22	$3.02	$2.32
Diluted	$(0.06)	$0.21	$2.98	$2.22

Weighted average shares outstanding
Basic	99.5	106.2	103.4	105.4
Diluted	99.5	108.3	105.0	110.6

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

		Three Months Ended December 31,			Year Ended December 31,
		2015	2014	% Change	2015	2014	% Change

Americas

	Rental Days (000’s)	23,045	22,408	3%	99,548	96,075	4%
	Time and Mileage Revenue per Day (A)	$38.60	$39.54	(2%)	$40.55	$41.27	(2%)
	Average Rental Fleet	353,148	348,129	1%	383,301	373,091	3%

International (B)

	Rental Days (000’s)	9,943	8,226	21%	42,816	36,398	18%
	Time and Mileage Revenue per Day (C)	$31.68	$38.30	(17%)	$33.57	$41.49	(19%)
	Average Rental Fleet	156,342	129,224	21%	163,651	140,253	17%

Total

	Rental Days (000’s)	32,988	30,634	8%	142,364	132,473	7%
	Time and Mileage Revenue per Day	$36.52	$39.21	(7%)	$38.45	$41.33	(7%)
	Average Rental Fleet	509,490	477,353	7%	546,952	513,344	7%
_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies. Amounts exclude U.S. truck rental and Zipcar transactions.

(A)	Excluding currency exchange effects, time and mileage revenue per day decreased 1 percentage point in the three months and year ended December 31, 2015.
(B)	Excluding the April 2015 acquisition of Maggiore, the results for International would have been as follows:
		Three Months Ended December 31,			Year Ended December 31,
		2015	2014	% Change	2015	2014	% Change
	International (excluding Maggiore)

	Rental Days (000’s)	9,089	8,226	10%	39,758	36,398	9%
	Time and Mileage Revenue per Day *	$32.25	$38.30	(16%)	$34.06	$41.49	(18%)
	Average Rental Fleet	143,210	129,224	11%	151,869	140,253	8%

	*Excluding currency exchange effects, time and mileage revenue per day decreased 4 and 3 percentage points in the three months and year ended December 31, 2015, respectively.
(C)	Excluding currency exchange effects, time and mileage revenue per day decreased 6 and 4 percentage points in the three months and year ended December 31, 2015, respectively.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Year Ended December 31, 2015
Operating Activities
Net cash provided by operating activities	$2,584

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(434)
Net cash used in investing activities of vehicle programs	(2,396)
Net cash used in investing activities	(2,830)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(353)
Net cash provided by financing activities of vehicle programs	468
Net cash provided by financing activities	115

Effect of changes in exchange rates on cash and cash equivalents	(41)
Net change in cash and cash equivalents	(172)
Cash and cash equivalents, beginning of period	624
Cash and cash equivalents, end of period	$452

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Year Ended December 31, 2015
Income before income taxes	$382
Add-back of non-vehicle related depreciation and amortization	218
Add-back of debt extinguishment costs	23
Add-back of transaction-related costs	68
Working capital and other	(14)
Capital expenditures	(201)
Tax payments, net of refunds	(29)
Vehicle programs and related (B)	78
Free Cash Flow	525

Acquisition and related payments, net of acquired cash (C)	(320)
Borrowings, net of debt repayments	82
Transaction-related payments	(26)
Repurchases of common stock	(393)
Foreign exchange effects, Financing costs and other	(40)
Net change in cash and cash equivalents (per above)	$(172)

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.
(C)
Primarily related to acquisitions of Maggiore Group, our licensees in Scandinavia and Poland, the remaining 50% interest in our licensee in Brazil, and a contingent consideration payment related to our Apex Car Rentals acquisition.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Year Ended December 31, 2015
Free Cash Flow (per above)	$525
Investing activities of vehicle programs	2,396
Financing activities of vehicle programs	(468)
Capital expenditures	201
Proceeds received on asset sales	(15)
Change in restricted cash	(3)
Acquisition-related payments	(26)
Transaction-related payments	(26)
Net Cash Provided by Operating Activities (per above)	$2,584

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income before income taxes can be found on Table 1 and a reconciliation of income before income taxes to net income can be found on Table 2.

Adjusted Earnings Metrics
The accompanying press release and tables present adjusted pretax income, adjusted net income and adjusted diluted earnings per share for the three months and year ended December 31, 2015 and 2014, which exclude certain items. We believe that these measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expense, transaction-related costs, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three months and year ended December 31, 2015 and 2014.

Reconciliations of Adjusted EBITDA and our adjusted earnings metrics to income before income taxes, net income (loss) and diluted earnings (loss) per share are as follows:

		Three Months Ended December 31,
Reconciliation of Adjusted EBITDA to income before income taxes:		2015	2014

	Adjusted EBITDA	$128	$129

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	43	38
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	48	48
	Adjusted pretax income	37	43

	Less certain items:
	Acquisition-related amortization expense	14	10
	Transaction-related costs, net	11	(10)
	Restructuring expense	8	10
	Income before income taxes	$4	$33

Reconciliation of adjusted net income to net income (loss):

	Adjusted net income	$18	$25
	Less certain items, net of tax:
	Acquisition-related amortization expense	9	7
	Transaction-related costs, net	9	(11)
	Restructuring expense	5	6
	Net income (loss)	$(5)	$23

	Adjusted diluted earnings per share	$0.18	$0.23

	Earnings (loss) per share - Diluted	$(0.06)	$0.21

	Shares used to calculate adjusted diluted earnings per share	101.1	108.3

		Year Ended December 31,
Reconciliation of Adjusted EBITDA to income before income taxes:		2015	2014

	Adjusted EBITDA	$903	$876

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	163	147
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	194	209
	Adjusted pretax income	546	520

	Less certain items:
	Transaction-related costs, net	68	13
	Acquisition-related amortization expense	55	33
	Early extinguishment of debt	23	56
	Restructuring expense	18	26
	Income before income taxes	$382	$392

Reconciliation of adjusted net income to net income:

	Adjusted net income	$333	$327
	Less certain items, net of tax:
	Transaction-related costs, net	55	9
	Acquisition-related amortization expense	36	22
	Early extinguishment of debt	14	34
	Restructuring expense	13	17
	Resolution of a prior-year income tax matter	(98)	—
	Net income	$313	$245

	Adjusted diluted earnings per share	$3.17	$2.96

	Earnings per share - Diluted	$2.98	$2.22

	Shares used to calculate adjusted diluted earnings per share	105.0	110.6

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.